EXHIBIT 99.1
Press Contact: Angelene Taccini Avalanche Strategic Communications One University Plaza, Suite 407 Hackensack, New Jersey 07601 email: angelene@avalanchepr.com phone: 201.488.0049
N e w s R e l e a s e

DEBT RESOLVE, INC. ANNOUNCES NEW DIRECTOR

Jeff Bernstein, formerly of MasterCard, joins the DebtResolve Board

White Plains, NY (August 21, 2006) - Debt Resolve, Inc. of White Plains, New York, announced today that Jeff Bernstein has joined its Board of Directors.

Bernstein has 27 years of experience in the banking and financial services industry, most recently as Global Solutions Leader in the MasterCard Advisors Performance Management Practice, and prior to that as a Senior Consultant with Fair Isaacs Corporation in their Professional Services Practice. He was also Senior Vice President at Fleet Financial Group, overseeing risk management and collections for Fleet’s consumer and credit card portfolios.

Bernstein is presently the Founder and Managing Partner of Acadia Consulting Group of New York City, serving clients in banking, financial services, telecommunications, debt purchasing and collections. He is also an experienced risk management strategist, leveraging new technologies and innovative ideas to boost results while lowering costs.

"DebtResolve is fortunate to have Mr. Bernstein join our board. His depth of experience and extensive knowledge of the industry will be invaluable for our growing company," said James D. Burchetta, DebtResolve’s Chairman of the Board.

Bernstein is already well-acquainted with the organization, as he was a member of its Advisory Board for three years. "I have followed DebtResolve since I was first introduced to the company, and I am delighted to serve on the Board of Directors," he said.

DebtResolve recently filed an SEC Registration Statement for an anticipated Fall 2006 initial public offering (IPO), and has applied to list its common stock for trading on the American Stock Exchange under the symbol DRV.

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About Debt Resolve, Inc.
Debt Resolve, Inc. provides lenders, collection agencies, debt buyers and utilities a patented online bidding system for the resolution and settlement of consumer debt which can be used at all stages of collection and recovery. This platform gives companies a way to effectively collect delinquent consumer debt while maintaining positive relationships with their customers. The DebtResolve system was developed by experts in consumer credit, internet technologies, and the collection industry, and its model makes the system simple to set up and use. The company is headquartered in White Plains, New York. www.debtresolve.com

Forward Looking Statement
This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Debt Resolve’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond Debt Resolve’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the industries in which Debt Resolve, Inc. and general economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.